Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Blueport Acquisition Ltd (the “Company”) on Amendment No. 2 to Form S-1 to be filed on October 22, 2025, of our report dated August 21, 2025 with respect to our audit of the financial statements of Blueport Acquisition Ltd as of June 30, 2025, and for the period January 13, 2025 (inception) through June 30, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

October 22, 2025